Exhibit 10.60

TRADEMARK LICENSE AGREEMENT

This Agreement is made and entered into on the 22nd day of October 1986 between Wizard Co., Inc., a corporation of the State of Delaware, with its principal place of business at 900 Old Country Road, Garden City, Long Island, New York 11530 (hereafter referred to as “Licensor”), and Avis Europe plc, an English company, registered number 1995619, with its principal place of business at Avis House, Park Road, Bracknell, Berkshire, RG12 2EW, United Kingdom (hereafter referred to as “Licensee”).

RECITALS

WHEREAS, Licensor holds all right, title and interest in the trademarks and service marks, and the goodwill symbolized by such trademarks and service marks, as well as all related registrations and applications, as listed in Appendix I attached to this Agreement and made a part hereof;

WHEREAS, Licensee desires to use the trademarks and service marks listed in Appendix I in connection with the goods and services stated in Appendix II; and

WHEREAS, Licensor desires to obtain from Licensee an initial royalty payment representing the present value of the rights to be provided to Licensee by Licensor over the term of this Agreement, plus certain other future royalties as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.	DEFINITIONS

Whenever used in this Agreement, unless otherwise indicated, the terms quoted below shall have the meaning ascribed to them in this Article I.

1.1	“Alternate Products and Services” shall mean any of the goods or services listed in Appendix II, Part II, until and unless the same shall be deemed Licensed Products and Services. Alternate Products and Services shall not include any goods or services of any affiliate of Licensor offered under or in connection with marks other than the Licensed Marks.

1.2	“Licensed Territory” shall mean that part of the world bounded to the west of the Greenwich Meridian by a line running from the north pole to the south pole along 30 degrees of Longitude (but including that part of the Azores and Greenland which lies to the west of such line) and to the east of the Greenwich Meridian by a line running from the north pole to the south pole along 60 degrees of Longitude (but including that part of the U.S.S.R. and Iran which lies to the east of such line) but excluding the Republic of France, Madagascar and the continent of Africa west of the Suez canal and the Red Sea.

1.3	“Licensed Marks” shall mean all trademarks and service marks and related registrations and applications listed in Appendix I and, where the context so admits, additional trademarks and service marks that the parties add thereto by mutual agreement and the goodwill attached to such marks, but shall exclude any trademarks and service marks and related registrations and applications which have been assigned to Licensee pursuant to Section 10.1 and such exclusion shall continue until such time (if any) as they shall have been reassigned pursuant to Section 10.5.

1.4	“Licensed Products and Services” shall mean any of the goods or services listed in Appendix II, Part I, and any Alternate Products and Services deemed Licensed Products and Services pursuant to Section 2.12.

1.5	“Sublicensees” shall mean persons or entities who are licensed by Licensee or by Sublicensees to use the Licensed Marks in connection with the sale or distribution of the Licensed Products and Services.

ARTICLE II

2.	GRANT OF LICENSE

2.1	Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee the exclusive right to use the Licensed Marks solely in connection with the sale or distribution of the Licensed Products and Services, and Licensee accepts this license subject to the following terms and conditions.

2.2	The license hereby granted extends only to the Licensed Territory.

2.3	Licensee may sublicense the rights granted within the Licensed Territory provided that each Sublicensee enters into an agreement (a “Sublicense Agreement”) with the Licensee or its Sublicensee incorporating terms provided for in Section 2.9 hereof. This right to sublicense is personal to Licensee and is granted hereunder only to the named Licensee and to Sublicensees licensed directly by Licensee. Licensee shall promptly notify Licensor in writing of the name and address of all Sublicensees and shall promptly provide Licensor with copies of all Sublicense Agreements between Licensee or any Sublicensee and such Sublicensees.

2.4	Licensee recognizes the value of the goodwill associated with the Licensed Marks and acknowledges that the Licensed Marks and all rights in them and the goodwill pertaining to them throughout the world belong exclusively to Licensor, and that the Licensed Marks have secondary meaning in the trade and to customers and purchasers and prospective customers and purchasers of the Licensed Products and Services.

2.5	Licensee agrees that it will not, and will use its best efforts so that its Sublicensees will not, during the term of this Agreement (a) do anything either by an act of omission or commission which might impair, jeopardise, violate or infringe the Licensed Marks; (b) claim adversely to Licensor or anyone claiming through Licensor any right, title or interest in and to any of the Licensed Marks in the Licensed Territory, or anywhere else in the world; (c) misuse or harm or bring into dispute the Licensed Marks; (d) register or apply for registration in the United States, any state thereof, or anywhere else in the world, of any of the Licensed Marks or any other mark which is, in Licensor’s reasonable opinion, the same as or confusingly similar to any of the Licensed Marks. Licensee further agrees that it will not, and will use its reasonable efforts so that its Sublicensees will not, after this Agreement has terminated, perform any of the actions set forth in (a) through (d) above.

2.6	Licensee agrees that its use and the use by its Sublicensees of the Licensed Marks shall inure to the benefit of Licensor, and neither Licensee nor its Sublicensees shall at any time acquire any rights in the Licensed Marks. Any application to register the Licensed Marks or any mark confusingly similar to any of the Licensed Marks,

2.7	Licensee shall execute, and shall use its best efforts to cause any Sublicensee to execute, any documents deemed reasonably necessary by Licensor to obtain protection for the Licensed Marks or to maintain their continued validity and enforceability based upon the use thereof by the Licensee or any Sublicensee.

2.8	Licensee agrees that it and, to its best efforts, its Sublicensees shall use the Avis name and related trademarks in connection with such Licensed Products and Services as are provided by it, and shall not use any other trademark or service mark in combination with the Licensed Marks without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

2.9	Each Sublicense Agreement shall provide that (a) the License granted thereby does not extend beyond the Licensed Territory or some part thereof, (b) the Licensed Marks covered thereby may be used solely in connection with the sale or distribution of Licensed Products and Services, (c) the Sublicensee agrees to maintain the quality standards established by Licensor and described in Article V of this Agreement, to preserve and protect the Licensed Marks and to provide information and assistance to Licensee with respect to matters as to which Licensee must inform and assist Licensor under this Agreement, (d) the. Sublicense Agreement shall terminate not later than the expiry of this Agreement, and (e) the Sublicensee shall observe terms having the same effect as those contained in Sections 2.5, 2.6, 2.7, 2.8 and 8.10 hereof. The Sublicense Agreement shall also provide for the grant of rights to use the Avis System pursuant to the License Agreement of even date herewith (the “System License Agreement”) between Avis Rent A Car System, Inc. (“ARACS”) and Licensee, and for other related rights, but shall not grant to the Sublicensee any rights with respect to the Licensed Marks which exceed the rights granted by Licensor to Licensee by this Agreement. At the request of Licensor, the Sublicense Agreement or an additional appropriate agreement between the Licensor or the sublicensor and the Sublicensee shall be entered into in form suitable for recording as a registered user or similar agreement. Licensee is free to determine all other terms of the Sublicense Agreement provided that the same are not in conflict herewith and with the System License Agreement.

2.10	Licensor shall take all necessary action, as requested by Licensee, to obtain protection for the Licensed Marks by registration thereof, shall maintain all the Licensed Marks in force, throughout the Licensed Territory, and shall execute any documents deemed reasonably necessary for such purpose by Licensee. All such action shall be taken at the sole cost and expense of Licensee, except to the extent that the Licensed Marks are being used by Licensor in the Licensed Territory with respect to Alternate Products and Services. Licensee’s obligation hereunder to reimburse costs and expenses of Licensor shall be limited to obligations, evidence of which is provided to Licensee, incurred by Licensor to third parties, and shall not include direct staff costs and overhead of Licensor.

2.11	Nothing in this Agreement shall prevent either party, its licensees or sublicensees from using the Licensed Marks in activities conducted pursuant to the Joint Promotion Agreement dated the date hereof between Licensee and ARACS outside their respective territories for the purpose of identifying, advertising or promoting their activities as conducted within their respective territories.

2.12

If there shall be proposed at any time the distribution or sale by Licensee of any of the Alternate Products and Services in the Licensed Territory using the Licensed Marks, such Alternate Products and Services shall be deemed Licensed Products and Services, provided that at such time the parties shall agree upon (a) a royalty in an amount equal to that then being customarily paid for similar newly-issued licenses in connection with similar products and services to be paid by Licensee to Licensor in connection with such uses of the Licensed Marks, and (b) standards and systems for the distribution and sale of such Alternate Products and Services appropriate to and consistent with the Licensed Marks and their protection and enhancement as provided in the Guidelines. If Licensee shall not wish to license the Licensed Marks for use in connection with such Alternate Products and Services, Licensor shall thereafter be free to license the Licensed Marks to others for such use. If Licensor and Licensee shall be unable to agree to the ~terms of the use of the Licensed Marks for Alternate Products and Services after good faith bargaining within a reasonable period of time, the matter shall be referred to review and arbitration under the terms of the Review and Arbitration Agreement between the parties and others dated [ ] (the ‘Review Agreement. “) Licensor does not warrant by any provision of this Agreement that it has the power to grant the right to use the Licensed Marks in connection with any of the Alternate Products and Services.

2.13	Notwithstanding Section 2.12, if Licensor or any of its affiliates which are otherwise entitled to use the Avis name are at the time of a proposal under Section 2.12 engaged in the distribution and sale of such Alternate Products and Services anywhere in the world, and intend to engage in the same directly in the Licensed Territory and Licensee neither is then engaged in nor has carried out a detailed feasibility study or other substantial action sufficient to demonstrate that it has a firm present intention to engage in, such distribution and sale, Licensor shall not be obligated to license the Licensed Marks to Licensee for use in connection with such Alternate Products and Services, and Licensor or its affiliates can distribute and sell such Alternate Products and Services using the Licensed Marks. Licensor will give reasonable notice to Licensee of the intention of it or its affiliates to so use the Licensed Marks. If Licensor shall thereafter decide to license the Licensed Marks for use in connection with Alternate Products and Services to which the preceding sentence is applicable, other than Licensed Marks which Licensor is free to license to others pursuant to Section 2.12, prior to entering into any license agreement with another person, Licensor shall offer to Licensee for a period of ninety (90) days the opportunity to enter into such an agreement on substantially the same terms. Any dispute arising under this Section 2.13 shall be referred to review and arbitration under the terms of the Review Agreement.

2.14	Licensee shall not use the Licensed Marks in connection with the sale or distribution of any products or services other than the Licensed Products or Services, but nothing in this Agreement shall prevent Licensee from engaging in the sale or distribution of any such other products or services in such a manner as not to use or adversely affect the Licensed Marks.

2.15	Until the expiration of a period of six (6) months from the date of execution of this Agreement, neither Licensor nor any of its affiliates otherwise entitled to use the Avis name shall engage in or license the distribution and sale of any products or services in the Licensed Territories, other than (a) products or services listed on Appendix III, Part I, (b) products or services listed on Appendix III, Part II with respect to which Licensor and Licensee have bargained in good faith to reach an agreement under which Licensee participates with Licensor on a reasonable basis in the costs and benefits of such distribution and sale, and (c) other products or services mutually agreed to by Licensor and Licensee.

2.16	Nothing in this Agreement shall prevent Licensee from accepting from ARACS the assignment of certain license Agreements with sublicensees predating this Agreement or acting thereunder in accordance with the existing terms of such agreements and the related assignment and assumption agreements between Licensee and ARACS.

2.17	Nothing in this Agreement shall prevent Licensor, its licensees or sublicensees from engaging in the distribution and sale of Alternate Products and Services without using any of the Licensed Marks in connection therewith.

ARTICLE III

3.	GENERAL INDEMNIFICATION PROVISIONS

3.1	All claims for indemnification under this Agreement in respect of any third party claim shall be asserted and resolved as provided in this Section 3.

3.2	In the event that any third party claim or demand (a “Claim”) for which either party (“Indemnitor”) may be liable under this Agreement to indemnify the other party (“Indemnitee”) is asserted against or sought to be collected from Indemnitee, Indemnitee shall as promptly as practicable inform Indemnitor in writing of the Claim, and shall provide such details of the Claim (including amount, if known) and any documents relating thereto as are then available to it (the “Claim Notice”). The failure on the part of Indemnitee to give a Claim Notice promptly shall not relieve the Indemnitor of any indemnification obligations hereunder unless, and then only to the extent that, the Indemnitor is materially prejudiced thereby.

3.3	The Indemnitor shall have 15 days from delivery of the Claim Notice (the “Notice Period”) to inform Indemnitee whether or not it desires to conduct the defence of the Claim, in which case Indemnitor shall, at its sole cost and expense, have the right to defend Indemnitee by appropriate proceedings and by counsel reasonably acceptable to Indemnitee and shall have the sole power to direct and control such defence; provided that Indemnitee may participate in such defence at its sole cost and expense.

3.4	Indemnitee shall not settle a Claim for which it is indemnified by Indemnitor unless Indemnitor does not defend Indemnitee against such Claim, except that Indemnitee shall have the sole right to defend, settle or compromise a Claim with respect to which it has waived its right to indemnification pursuant to this Agreement.

3.5	If Indemnitor does not serve notice under Section 3.3 during the Claim Period, Indemnitee may take such steps as are reasonable to defend itself against a Claim and to settle or compromise such Claim.

3.6	Unless Indemnitee agrees (such agreement not to be unreasonably withheld) Indemnitor may settle or compromise actions and consent to entry of judgments only on terms providing for the delivery of the claimant or plaintiff of a duly executed written unconditional release of Indemnitee from all liability in respect of such action.

3.7	During the Notice Period, Indemnitee may, without prejudicing its right to indemnification, take reasonable actions to preserve all and any rights with respect to the subject matter of a Claim notified to Indemnitor.

3.8	Indemnitee will provide all assistance and access to all documents and personnel reasonably required by Indemnitor in connection with the Defence of any Claim.

ARTICLE IV

4.	INDEMNIFICATION BY LICENSEE

4.1	Licensee shall indemnify and hold Licensor harmless from and against any and all damages, claims, losses, costs and expenses (including reasonable attorneys’ fees) arising out of, caused by or connected directly or indirectly with any breach or non-performance by Licensee of any of its obligations hereunder. The foregoing shall not limit or negate any rights of indemnity Licensor may have from Licensee under any other agreement between them.

4.2	Subject to Article III, the indemnifications set forth in this Article IV shall survive the termination of this Agreement.

ARTICLE IV

5.	QUALITY CONTROL

5.1	Licensee agrees that all artwork, designs, labels, tags, brochures and other advertisements and promotional material employing the Licensed Marks, whether used in radio, television, or print media, and measures taken by Licensee and the Sublicensees to identify themselves as licensees of Licensor, shall be in accordance with written guidelines (“Guidelines”) furnished from time to time by Licensor to Licensee, which Guidelines may be updated or modified at any time by Licensor during the term, including renewals, of this Agreement. The style and manner in which the Licensed Marks are used in advertisements or other promotional materials used by Licensor and Licensee or any subsidiary with the approval of Licensor prior to the date of this Agreement are deemed Acceptable Uses of the Licensed Marks. Licensee and any Sublicensee shall have the right to use the Licensed Marks in advertisements or other promotional materials in a manner consistent in all material respects with such Acceptable Uses and the Guidelines so as to give the Licensed Marks full and favourable prominence and publicity. Any changes in the Acceptable Uses or in the Guidelines may only be made by Licensor on prior notice to Licensee, providing for transition periods and rules for phase out of obsolete materials which shall be reasonable in light of the cost and effort required of Licensee and the Sublicensees to effect such changes. Licensee and all Sublicensees shall submit to Licensor for Licensor’s written approval any advertisement or promotional material which uses the Licensed Marks in a style or manner that is significantly different from the Acceptable Uses or the Guidelines. Licensee further agrees that representative samples of other uses of the Licensed Marks by Licensee or any Sublicensee shall be submitted to Licensor upon request. Should Licensor at any time reasonably object to any advertisement or other promotional material of the Licensee or Sublicensees as being in violation with the Acceptable Uses or the Guidelines, Licensee shall, at its own expense, cure such violations promptly.

5.2	Licensee agrees that the Licensed Products and Services sold, distributed or provided by Licensee and the Sublicensees will be of such quality as to protect the goodwill of the Licensed Marks; and will be provided, sold and/or distributed in accordance with all applicable laws.

5.3	Licensee agrees that Licensor and/or its designated agents or representatives may enter the premises of Licensee or any of its Sublicensees at any reasonable time to inspect the premises and observe the conduct of business and rendering of services to insure compliance with the quality standards outlined in this Agreement.

5.4	Licensee agrees that in connection with each Licensed Product or Service sold or offered by it or its Sublicensees and all tags, labels, containers, packaging, advertising, promotional or display materials containing or referring to the Licensed Marks, Licensee and its Sublicensees shall where and to the extent necessary under local law to protect the status of the Licensed Marks apply the appropriate legend indicating the status of the Licensed Marks and the fact (if it be the case) that the marks are registered.

5.5	Licensee and Licensor agree to monitor the activities of their licensees and sublicensees (including sublicensees thereof) to insure compliance with the standard worldwide Guidelines established by Licensor and the requirements of this Article V of the Agreement.

ARTICLE VI

6.	REPRESENTATIONS. WARRANTIES AND COVENANTS OF LICENSOR

6.1	Licensor hereby represents and warrants to Licensee

(a)	that the execution, delivery and performance of this License Agreement have been duly authorized and approved by the Board of Directors of Licensor and this License Agreement represents the valid and binding agreement of Licensor;

(b)	that it is engaged exclusively in the businesses of (i) owning, using, maintaining, protecting and licensing the use of certain trademarks and service marks, including the Licensed Marks, and (ii) owning, developing operating, using, maintaining, protecting and licensing the use of certain computer hardware and software systems; and

(c)	that it is the beneficial owner of the Licensed Marks, that all of the Licensed Marks are registered in its name or the name of a predecessor owner, and will be registered in its name as soon as practicable, and that it has advised Licensee in writing in all rights or claims of third parties known to it which may adversely affect the rights granted to Licensee, to the extent that the Licensed Marks are used in connection with the Licensed Products and Services on the date of initial execution of this Agreement.

6.2	Licensor covenants that, for the term of this Agreement, it (i) will continue to conduct its businesses as described in Section 6.1(b) (the “Existing Businesses”) in the ordinary and usual course, (ii) will use its best efforts to preserve intact its organisation, and (Hi) will engage in and conduct only the Existing Businesses and such other businesses as are reasonably related to the Existing Businesses.

6.3	Licensor further covenants that it will not assign, encumber or otherwise part with possession or control of any of the Licensed Marks or enter into any other agreement with respect to the Licensed Marks, except subject to this Agreement, which may in any way adversely affect the rights of Licensee or the Sublicensees under this Agreement, except that nothing herein shall require Licensor to maintain or undertake registrations of Licensed Marks or other protective actions otherwise than in accordance with Section 2.10. Nothing in this Agreement shall obligate Licensee to pay any expense incurred by Licensor with respect to the registration or protection of any Licensed Mark if Licensee shall previously have advised Licensor in good faith that in its opinion such expense is unnecessary or inadvisable to protect its rights under this Agreement.

ARTICLE VII

7.	INFRINGEMENT ACTIONS

7.1	In the event that litigation involving the Licensed Marks is instituted or threatened against Licensee or any Sublicensee, Licensee shall promptly notify Licensor, and Licensor shall defend such litigation with the utmost vigour. Licensor shall take such other protective measures as shall be requested by Licensee to preserve and protect Licensee’s right to use the Licensed Marks as provided by this Agreement. Licensee shall bear any cost or expense in connection with such litigation or protective measures to the extent that it requests that the same be defended or undertaken, but shall have no obligation to pay costs of, any litigation or measure which Licensor shall undertake after being advised by Licensee in good faith that it considers such litigation or measure unnecessary or inadvisable to protect its rights under this Agreement. Licensor shall conduct litigation or protective measures paid for by Licensee in a manner approved by Licensee, which approval shall not be unreasonably withheld.

7.2	Licensor and Licensee agree to cooperate in their efforts to defend and enforce the Licensed Marks and to maintain the Licensed Marks as valid. Licensee shall notify Licensor promptly in writing of any potential or actual infringements or imitations by others of the Licensed Marks or of actions by others described in clauses (a) through (d) of Section 2.5 as may come to the Licensee’s attention, and shall require the Sublicensees to do the same. Neither Licensee nor any Sublicensee shall initiate any suit or take any action in connection with such infringement or imitation without the prior consent of Licensor, provided that if Licensor shall fail to take necessary protective action promptly, Licensee may take such action as it deems necessary to preserve and protect the ownership by Licensor of the Licensed Marks as well as the right of Licensee and the Sublicensees to use them as provided in this Agreement. To the extent requested by Licensor, Licensee and the Sublicensees shall assist in the investigation and conduct of any legal action or other measure to defend or enforce the Licensed Marks in the Licensed Territory.

ARTICLE VII

8.	TERM AND TERMINATION

8.1	This Agreement shall become effective upon the date hereof and shall remain in force for fifty (50) years from the last day of the month immediately following the date hereof unless terminated in accordance with the provisions of this Agreement.

8.2	In the event that a petition is presented against Licensee for its liquidation and such petition is not dismissed within ninety (90) days, or Licensee shall make an assignment for the benefit of, or enter into any composition or arrangement with, creditors, or a receiver, trustee or liquidator shall have been appointed for the business of Licensee, or if bankruptcy, reorganisation, insolvency or arrangement proceedings under any other laws relating to the relief of debtors shall be commenced by or against Licensee and shall not be dismissed within ninety (90) days, this Agreement shall terminate immediately and automatically without any prior notice to Licensee, provided however, in the event of such termination, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns may continue to use the Licensed Marks with the consent of and under the specific instructions of Licensor.

8.3	If any person or entity, other than Licensor or any of its affiliates, who is or controls, is controlled by or is under common control with a competitor of Licensor or Licensee acquires control, directly or indirectly, of thirty-five percent (35%) or more of the capital stock of Licensee or of any successor in interest to Licensee or of the direct or indirect right to exercise the voting rights of such capital stock, Licensor may, in its sole discretion, terminate this Agreement immediately on written notice to Licensee. For the purposes of this Section, a “competitor” shall mean any person or company who owns or operates a business under an international, national or regional vehicle rental system other than the Avis System, if such business, including agents or licensees thereof, (i) is carried on at more than 300 rental locations and (ii) is operating more than 12,000 vehicles, provided that a person or company engaged primarily in leasing of vehicles for terms of more than one year shall not be considered engaged in vehicle rental.

8.4	If the System License Agreement shall terminate for any reason, this Agreement shall terminate immediately and automatically without any prior notice to Licensee.

8.5	The termination of this Agreement pursuant to Section 8.2n or 8.4 hereof shall not cause the termination of any Sublicense where the Sublicensee is in compliance with the terms of this Agreement, including without limitation the Guidelines; provided, however, that in the event of such termination of this Agreement the Sublicensees shall become direct licensees of the Licensor and of ARACS, as appropriate, and Licensee shall enter into such agreements and make such certificates and filings as shall be reasonably necessary or advisable to accomplish the same.

8.6	If Licensee should breach any provision of this Agreement in any material respect, including without limitation the quality standards set forth in Article V, Licensor shall have the right to terminate this Agreement by giving ninety (90) days’ prior written notice of intention to terminate to Licensee, which notice shall specify the breach and intention to terminate if the breach has not been cured during such period. If such breach is not cured within such period, Licensor may deliver to Licensee a notice of termination stating that there has been no cure and that termination will be effective at the expiration of thirty (30) days after the date of such notice. This Agreement and all rights granted hereunder to Licensee shall terminate automatically at the end of such thirty (30) day period, subject to the pro rata adjustments set forth in Section 8.9. The foregoing rights and remedies are in lieu of and not in addition to any other rights and remedies available at law or in equity.

8.7	If Licensor should breach any provisions of this Agreement in any material respect, Licensee shall have the right to terminate this Agreement by giving ninety (90) days’ prior written notice thereof to Licensor which notice shall specify the breach and intention to terminate if the breach is not so cured within such period. If such breach is not cured within such period, Licensee may deliver to Licensor a notice of termination stating that there has been no cure and that termination will be effective at the expiration of thirty (30) days after the date of such notice. This Agreement and all obligations of the Licensee hereunder to Licensor shall terminate without further notice at the end of such thirty (30) day period, subject to the pro rata adjustment set forth in Section 8.9. The foregoing rights and remedies are in lieu of and not in addition to any other rights and remedies available at law or in equity.

8.8	Licensee acknowledges that its failure (except as otherwise provided herein) to cease the sale or distribution of the Licensed Products and Services utilizing the Licensed Marks and to perform its obligations under Section 8.10 on the termination or expiration of this Agreement will result in immediate and irremediable damage to Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for such failure, and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of temporary or permanent injunctions, and such other further relief as any court with jurisdiction may deem just and proper.

8.9	In the event of any termination under this Article VIII, Licensee shall be entitled to a pro rata adjustment of the royalty to be paid pursuant to Section 2.12 for the month during which the termination occurred, provided however, that Licensee shall pay the greater of the pro rata adjusted royalty and the actual accrued royalty for that month.

8.10	Licensee shall within thirty (30) days after termination of this Agreement use its best efforts to change the name of Licensee and to cause each of its Sublicensees to change its name~ if necessary, so that the word “Avis” or any other Licensed Mark, or the phonetic equivalent in any language, shall not appear therein.

ARTICLE IX

9.	ROYALTY

9.1	Licensee shall pay, as consideration for the license granted hereunder, a royalty of Fifteen Million Pounds Sterling (15,000,000 PS) to be paid within thirty (30) days after the date of execution of this Agreement. In addition, Licensee shall pay a royalty or each use of the Licensed Marks or related or similar marks in connection with any Alternate Products and Services which may become Licensed Products and Services pursuant to this Agreement.

9.2	Unless otherwise agreed by the parties, royalty payments shall be due and payable monthly no later than thirty (30) days after .the end of the calendar month to which they relate, and shall be accompanied by a statement, signed by an officer of the Licensee, describing in detail the exact manner in which the payment was calculated. Licensor shall have access during reasonable business hours and upon reasonable prior notice to examine the books, records and other data relating to the calculation of the royalty payment.

9.3	There shall be added to any payments made by Licensee hereunder amounts equal to any value added, sales or use or other equivalent indirect taxes levied on Licensor in connection with such charges (other than taxes on profits or income) which may be imposed after the date of this Agreement.

9.4	Each party shall endeavor to make all payments due hereunder free and clear of any withholding taxes, and both parties will join in making any necessary applications to any relevant taxing authorities to obtain the benefit of any exemption or relief from the imposition of a withholding obligation which may be available. Where either party is obliged by law to make any withholding it will provide to the other a withholding certificate from the revenue authority to which it accounts for such withholding, and will increase the payment to the other party by such amount as may be necessary so that, after taking into account any benefit derived by such other party from resulting tax credits, the amount received by such other party shall not be less than it would have been absent such withholding.

ARTICLE IX

10.	ASSIGNMENT

10.1	At any time from time to time after the occurrence of any of the events described in Section 10.3 Licensor shall immediately upon receipt of Licensee’s request and at Licensee’s expense execute all and any documents necessary to assign to Licensee full right, title and interest to and in those of the Licensed Marks which are (i) in any country for the time being a member of the European Economic Community, (ii) in respect of any class of goods and services which includes any of the Licensed Products and Services; to the extent possible, such classes shall be drawn so as not to include goods and services other than the Licensed Products and Services, and (iii) affected by the events described in Section 10.3.

10.2	Licensor hereby irrevocably appoints Licensee as its-attorney-in-fact in its name and on its behalf to execute in such form as Licensee may approve any and all assignments, transfers, consents, directions and other documents of whatever kind as may be reasonably necessary to give effect to the assignments described in Section 10.1, and hereby ratifies and affirms that which Licensee shall do by virtue of the power hereby conferred.

10.3	The events referred to in Section 10.1 are the following:

(i)	the making of any award, judgment or order (whether final or interim) by any national court or the European Court of Justice (excluding any made pursuant to an ex parte application) which restricts or invalidates the exclusivity of the rights granted to Licensee under Section 2.1; or

(ii)	the issue by the Commission of the European Communities of a Statement of Objections which includes an objection to the exclusivity of the rights granted to Licensee under Section 2.1; or

(iii)	the grant by Licensor to any third party or the exercise by Licensor of any rights (which rights shall be continuing after 30 days notice by Licensee to Licensor) inconsistent with the exclusive rights granted to Licensee under Section 2.1 to use the Licensed Marks in connection with the goods or services listed in Appendix II, Part I; or

(iv)	the issue by the Commission of the European Community of a decision, or the making of any award, judgment or order by any national court or the European Court of Justice which is final and against which no appeal can be made, in either case which both (a) restricts or invalidates the exclusivity of the rights granted to Licensee and (b) invalidates in whole or in part (whether prospectively or retrospectively) an assignment of marks which has been or may be executed pursuant to Section 10.1 but it is reasonably anticipated that such decision would not have invalidated such assignment in the absence of the obligation of Licensee to reassign such marks under Section 10.5.

10.4	In the event of any assignment pursuant to Section 10.1 Licensee shall grant forthwith and from time to time upon request a paid-up exclusive license to use any of the marks assigned to it pursuant to Section 10.1 in connection with the sale and distribution of all products and services other than the Licensed Products and Services. Such license shall be in a form which shall contain such quality control and other provisions as are necessary in law to protect Licensee’s rights to such marks and shall continue until the date of any reassignment pursuant to Section 10.5 or, if no such reassignment occurs, indefinitely.

10.5	Subject to Section 10.9, if any mark is assigned to Licensee pursuant to Section 10.1 as a result of the occurrence of any event described in Section 10.3(i) or 10.3(ii) Licensee shall immediately upon receipt of Licensor’s request at any time from time to time after the occurrence of any of the events or the date described in Section 10.7 at Licensor’s expense execute all and any documents necessary to re-assign to Licensor full right, title and interest to and in such mark.

10.6	Licensee hereby irrevocably appoints Licensor as its attorney-in-fact in its name and on its behalf to execute in such form as Licensor may approve any and all assignments, transfers, consents, directions and other documents of whatever kind as may be reasonably necessary to give effect to the assignments described in Section 10.5, and hereby ratifies and affirms that which Licensor shall do by virtue of the power hereby conferred.

10.7	The events and date referred to in Section 10.5 are any of the following:

(i)	where the assignment of the Licensed Marks took place as a result of the occurrence of an event described in Section 1O.3(i), the making of an award, judgment or order which is final and against which no appeal can be made, which confirms the validity for the duration of this Agreement of the exclusive rights granted to Licensee hereunder; or

(ii)	where the assignment of the Licensed Marks took place as a result of the occurrence of the event described in Section 10.3(ii), the issue by the European Commission of a negative clearance or an exemption confirming the validity for the duration of this Agreement of the exclusive rights granted to Licensee hereunder; or

(iii)	where the assignment of the Licensed Marks took place as a result of the occurrence of any of the events described in Section 10.3(i) or 10.3(ii), 30 November 2036, or

(iv)	where the assignment of the Licensed Marks took place as a result of the occurrence of any of the events described in Section 1O.3(i) or 10.3(ii), the termination of this Agreement by Licensor or Licensee, whether automatically or in exercise of a right of termination granted hereunder

10.8	The rights of Licensee under Section 10.1 shall be suspended and the appointment under Section 10.2 shall be of no effect during any period for which an exemption issued by the Commission of the European Communities confirming the validity of the exclusive rights granted to Licensee hereunder remains in effect.

10.9	If (i) any marks are assigned to Licensee as a result of the occurrence of an event described in Section 10.3(iii) or 10.3(iv) or (ii) if after marks have been assigned to Licensor as a result of the occurrence of an event described in Section 10.3(i) or 10.3(ii), an event described in Section 10.3 (iii) or 10.3 (iv) occurs, then in either case, Licensee shall have no obligation to reassign any marks to Licensor at any time.

ARTICLE XI

11.	RELATIONSHIP OF THE PARTIES

11.1	Nothing contained herein shall be construed to place Licensor, Licensee and Sublicensees in an agency relationship or a partnership or joint venture relationship. Nothing in this’ License Agreement authorises Licensor, Licensee or Sublicensees to make any contract, agreement, warranty or representation on behalf of any of the others or to incur any debt or other obligation in any of the other’s names. Licensor, Licensee or Sublicensees shall not assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act of omission of any of the others hereunder, or any claim or judgment arising therefrom.

11.2	This Agreement is personal to the parties and neither party may assign, sell, transfer, sub-contract or otherwise part with this Agreement or any right or obligation under it (“Assignment”) without the other party’s prior written consent except as provided in the Master Acquisition Agreement dated 7 February 1997 between Avis Europe plc, HFS Incorporated, Avis International Limited and Avis Rent A Car System, Inc.

11.3	It shall be a condition of any Assignment by Licensee that Licensee shall at the same time assign to the proposed assignee the System License in respect of the Territory dated the same date as this Agreement between Licensee and Avis Rent A Car System, Inc., together with all of its rights and obligations under all sublicenses granted under this Agreement.

11.4	After the effective date of any Assignment in accordance with this Section 11, references in this Agreement to the assignor shall be read and construed as references to assignee, (including, without limitation, in the case of an Assignment by Licensee, the reference to ‘named Licensee’ in Section 2.3) but without prejudice to the rights of either party in relation to any breach by the other party of any obligations under this Agreement prior to the date of assignment.

11.5	Any Assignment in respect of which the provisions of this Section are not complied with shall be void.

ARTICLE XII

12.	FORCE MAJEURE

If either party is rendered unable, wholly or in part, to carry out any of its duties or obligations under this Agreement, other than a payment of money due, by reason of “FORCE MAJEURE” (as hereinafter defined), such party shall promptly give written notice to the other party (such notice briefly to describe the circumstances causing such inability), and thereafter, to the extent that the party giving such notice is unable to perform such duty or obligation by reason of the specified circumstances, it shall be excused from performance during, but no longer than, the continuance of such circumstances. As used here, “FORCE MAJEURE” means and includes interference by any government, state or local authority, war, strike, lockouts, riot, or epidemic, disease, flood and other acts of God, or any other circumstances whatsoever, whether ejusdem generis to the foregoing cause or not, over which Licensor or Licensee (as the case may be) have no control.

ARTICLE XIII

13.	NOTICES

All notices and statements to be given or information furnished, shall be given to or made at the respective addresses of the parties set forth below unless notification of a change of address is given in writing, and the date of mailing shall be deemed the date the notice or statement is given.

LICENSOR

Wizard Co., Inc

900 Old Country Road

Garden City, Long Island New York 11530

Attention: General Counsel

with a copy to:

HFS Incorporated

6, Sylvan Way Parsippany

New Jersey 07054 Attention: General Counsel

LICENSEE

Avis Europe pIc Avis House

Park Road

Bracknell

Berkshire RG122EW

United Kingdom

Attention: Company Secretary

ARTICLE XIV

14.	REGISTRATION

14.1

Any provision of this Agreement or of any agreement or arrangement of which it forms part by virtue of which the agreement or arrangement constituted by all of the foregoing is subject to registration under the English Restrictive Trade Practices Act of 1976 shall not take effect until the day after that on which particulars of such agreement or arrangement shall have been delivered to the Director General of Fair Trading in accordance with the provisions of that Act. If such particulars are not so delivered within three months of the date of execution of this Agreement any such provision shall be void. The parties shall use their respective best efforts to comply with the requirements of such Act relating to the delivery of such particulars.

14.2	The parties agree to cooperate to file promptly following signature hereof a joint notification to the Commission of the European Community applying for negative clearance or, in the alternative, exemption for this Agreement. The parties agree each to use their best efforts to secure a negative clearance or, in the alternative, exemption for this Agreement and to reach joint agreement on all submissions to be made to the Commission in connection therewith.

ARTICLE XV

15.	MISCELLANEOUS

15.1	Amendments None of the—terms of this License Agreement can be amended or modified except by an express agreement in writing signed by both parties.

15.2	Governing Law It is agreed that this Agreement shall be governed, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be wholly performed therein and/or, where applicable, the laws of the United States of America. The courts of New York have jurisdiction over any dispute arising under this Agreement.

15.3	Entire Agreement This Agreement contains all the terms and conditions of the agreement between the parties concerning the subject matter hereof and supersedes all previous agreements and understandings concerning the same. There are no verbal statements, representations, or warranties with respect to the subject matter of this Agreement which have not been embodied in this Agreement.

15.4	Severability If any clause or condition or part thereof in this Agreement shall be found to be invalid, ineffective or unenforceable the invalidity, ineffectiveness or unenforceability of such condition shall not:

(i)	in the case of an invalid, ineffective or unenforceable part of a condition, either affect the remainder of the condition of which such invalid, ineffective or unenforceable part forms part or any other conditions; or

(ii)	in the case of an invalid, ineffective or unenforceable condition affect any other condition;

and accordingly all such conditions or parts thereof not affected by such invalidity, ineffectiveness or enforceability shall remain in full force and effect.

15.5	Waiver The failure of the party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

15.6	Headings The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

15.7	Counterparts This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

15.8	Condition Precedent This Agreement is conditional upon the ordinary share capital of PLC being admitted to the Official List of The Stock Exchange, London, England, and listing becoming effective by not later than 13th November, 1986. In the event. of such condition not being fulfilled by 13th November, 1986 all obligations of the parties hereunder shall cease and neither party shall have any claim against the other.

ARTICLE XVI

16.	ACQUISITIONS

The parties recognise that from time to time Licensee, or a subsidiary or affiliate of Licensee, may wish to operate in a country or region in the Territory a business which includes the leasing of vehicles without drivers (“the Business”), and that Licensor or Licensee may have granted or Licensee may now desire to grant to a third party (“a Sub-licensee”) a license to use the Licensed Marks in such country or region. The Licensor agrees that, notwithstanding section 2.8 or any other provision of the Trade Mark License, in respect of those names listed in the Schedule hereto, the Licensee may carryon or permit any subsidiary or affiliate to carryon the Business under the said names until such time as the agreement under which the Sub-licensee carries on business terminates or expires.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be duly executed and delivered as of the date and year first above written.

WIZARD CO., INC

BY:	Joseph Vittoria
Title:	Director

AVIS EUROPE PLC

BY:	Alun Cathcart
Title:	Director